                                                                      EXHIBIT 12



        STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(IN THOUSANDS)



                                                                                                             Six Months Ended
                                                           Year Ended December 31             Pro Forma        June 30, 1997
                                        ----------------------------------------------------  ---------   -----------------------

                                         1992(2)    1993(2)     1994(2)   1995(2)   1996(1)    1996(1)    Actual(1)  Pro Forma(1)
                                         -------    -------     -------   -------   -------    -------    ---------  ------------
(Loss) income before income taxes,
      extraordinary charge and
      cumulative effect of
      accounting change                  $  303     $3,803      $3,487    $5,187    $(26,675)  $(24,115)  $(26,356)   $(21,596)
                                         ======     ======      ======    ======    ========   ========   ========    ========


Net accretion of debt discount
      and issuance expense                   --         34          --       127       1,179      1,179        314         314


Interest portion of rental expense           24         35          32       136         382        382        323         323


Interest expense                            237        334         332     1,704       4,862      3,227      2,519       1,786
                                         ------     ------      ------    ------    --------   --------   --------    --------

Fixed charges                               261        403         364     1,967       6,423      4,788      3,156       2,423
                                         ======     ======      ======    ======    ========   ========   ========    ========

(Loss) income before income taxes,
      extraordinary charge and
      cumulative effect of
      accounting change and
      fixed charges                      $1,064     $4,206      $3,851    $7,154    $(20,252)  $(19,327)  $(23,200)   $(19,173)
                                         ======     ======      ======    ======    ========   ========   ========    ========


Ratio of earnings to fixed charges         4.08      10.44       10.58      3.64
                                         ======     ======      ======    ======

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(1) In 1996 and 1997, earnings are inadequate to cover fixed charges. The coverage deficiency for the year ended December 31, 1996 and for the six months ended June 30, 1997 was $26.7 million and $26.4 million, respectively. The pro forma coverage deficiency for the year ended December 31, 1996 and for the six months ended June 30, 1997 was $24.1 million and $21.6 million, respectively.


(2) In February 1995, the Company acquired all of the outstanding stock of Systems Chemistry in exchange for 3,400,000 shares of Common Stock. In March 1996, the Company acquired all of the outstanding Common Stock of IMTEC in exchange for 575,000 shares of Common stock. Each transaction was accounted for as a pooling of interests and, accordingly, historical financial data has been restated to include Systems Chemistry and IMTEC.